Exhibit 99.9

RNS Number : 2162Z

Hurricane Energy PLC

20 May 2021

20 May 2021

Hurricane Energy plc

(“Hurricane” or the “Company”)

Confirmation of details of the Convening Hearing

Further to the practice statement letter published by Hurricane on 30 April 2021 in connection with the restructuring plan (the “Restructuring Plan”) proposed under Part 26A of the Companies Act 2006 (the “Practice Statement Letter”), the Company confirms that the Convening Hearing relating to the Restructuring Plan will take place on Friday 21 May 2021 at 10:30 a.m. (London time) before Mr Justice Zacaroli, with case number CR-2021-000852.  Attendance at the Convening Hearing will be virtually via Microsoft Teams in light of the COVID-19 pandemic.

The Convening Hearing is for the purposes of seeking an order making certain directions in relation to the Restructuring Plan including permission to convene a single meeting of Bondholders for the purpose of considering and, if thought fit, approving the Restructuring Plan.

The Company also confirms that an updated draft of the Explanatory Statement (including appendices) has been uploaded to the Company’s website at www.hurricaneenergy.com.

Capitalised terms used but not defined in this notice shall have the meaning given to them in the Practice Statement Letter.

-ends-

Contacts:

Hurricane Energy plc Antony Maris, Chief Executive Officer Philip Corbett, Head of Investor Relations	+44 (0)1483 862820
Stifel Nicolaus Europe Limited Nominated Adviser & Joint Corporate Broker Callum Stewart	+44 (0)20 7710 7600
Investec Bank plc Joint Corporate Broker Chris Sim / Rahul Sharma	+44 (0)20 7597 5970
Vigo Communications Public Relations Patrick d’Ancona / Ben Simons hurricane@vigocomms.com	+44 (0)20 7390 0230

About Hurricane

Hurricane was established to discover, appraise and develop hydrocarbon resources associated with naturally fractured basement reservoirs. The Company’s acreage is concentrated on the Rona Ridge, in the West of Shetland region of the UK Continental Shelf.

The Lancaster field (100% owned by Hurricane) is the UK’s first producing basement field. Hurricane is pursuing a phased development of Lancaster, starting with an Early Production System consisting of two wells tied-back to the Aoka Mizu FPSO. Hydrocarbons were introduced to the FPSO system on 11 May 2019 and the first oil milestone was achieved on 4 June 2019.

In September 2018, Spirit Energy farmed-in to 50% of the Lincoln and Warwick assets, committing to a phased work programme targeting sanction of an initial stage of full field development.

Visit Hurricane’s website at www.hurricaneenergy.com

Inside Information

This announcement does not contain inside information.

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This notice, and the transactions to which it relates, are in respect of securities of a non-U.S. company. Any offer of securities is subject to disclosure requirements of a country other than the United States that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies. It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Hurricane Energy plc is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

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